Exhibit 99.1

To Our Shareholders:

During 2006, Shore Bancshares continued to solidify its position as the leading independent community banking organization headquartered on the Delmarva Peninsula. In a very challenging operating environment, we reported full-year net income of $13.6 million or $1.61 per diluted share, up 5.2% over the very strong year that we enjoyed in 2005. We recently increased the cash dividend to an annualized rate of $.64 per share, which results in a payout of 39.5% of 2006 earnings and a yield of slightly more than 2.5% based on a stock price of $25. We also split the stock 3-for-2 during the second quarter.

Our banking performance for the full year was solid, with good loan growth throughout the year and a healthy 11.7% increase in fee income. The net interest margin during 2006 was consistent with the prior year at 4.70%, despite a tough and very persistent interest rate scenario combined with intense competition for deposits throughout our markets. We added substantially to the provision for credit losses, primarily in an act of prudence to account for healthy loan growth across the portfolios. Overall credit quality remains excellent, however, and continues to be a hallmark of this organization.

The Company's return on average assets for the year was 1.52% and our return on average stockholders' equity was 12.66%. Total stockholders' equity was over $111 million at year-end, advancing by about 9% and enhancing our strong capital position.

At December 31, 2006, total assets were $946 million, total deposits were $774 million and loans totaled $700 million. At a time when the entire industry is working its way through a very difficult cycle, we are pleased that the strength and profitability of Shore Bancshares and its underlying markets have consistently enabled us to produce a healthy return to our shareholders … and also enabled us to generate good organic balance sheet growth.

Spurry succeeds Granville as Board Chairman;
Duncan and Beatty appointed to senior management roles; Cannon retires
A key to our future success is the development of a succession plan for Board leadership and the senior management team.

In May, Christopher F. Spurry was elected to serve as Chairman of the Board of Shore Bancshares, succeeding Richard C. Granville, who remains a Director. Mr. Spurry has been a director of the Company since April 2004 and a director of Talbot Bank of Easton, Maryland since 1995.

The Boards of Directors of Shore Bancshares, Inc. and its subsidiary Talbot Bank announced in July that William W. (Buck) Duncan joined Talbot Bank as its new President and Chief Executive Officer and was appointed to serve as a Director of Shore Bancshares. In a related move, vice president Lloyd L. "Scott" Beatty, Jr. was promoted to Chief Operating Officer of the holding company. He also has served as a holding company Director since 2000 and a Talbot Bank Director since 1992. Mr. Beatty most recently was President of Choptank Partners and Managing Director/COO of Darby Overseas Investments, LTD. Previously, Mr. Beatty had a long and distinguished career in public accounting with the firm Beatty, Satchell and Company in a variety of capacities, including Managing Partner. He has served on the boards of a variety of local and national organizations including Shore Health Systems, Eastern Shore Land Conservancy, Talbot Hospice and the United Fund of Talbot County. Mr. Beatty will continue as a Director of The Talbot Bank and Shore Bancshares, Inc. He graduated from the Salisbury University and earned his CPA license in 1976.

From 2004 and until joining Talbot Bank, Mr. Duncan served as Chairman of Mercantile Eastern Shore Bank. From 1982 through 2004 he was President and Chief Executive Officer of St. Michaels Bank, St. Michaels, MD, a Mercantile Bancshares Corporation affiliate. From 1973 through 1982 he was a vice president and senior loan officer of First National Bank of Maryland in Salisbury. From 2001 through 2004 Mr. Duncan was a director of the Federal Reserve Bank of Richmond. He was a former director of Talbot Hospice Foundation, Inc., a former director and vice chairman of Shore Health Systems, Inc. and a director and past president of the Rotary Club of Easton.

He has also served on numerous area boards, including the United Fund of Talbot County, the Maryland Bankers Association, Memorial Hospital at Easton, Inc. as a director and Chairman, the Academy Art Museum, the Chesapeake Bay Maritime Museum, the Talbot YMCA, and the Talbot County Chamber of Commerce. He holds a BA in Economics from Davis & Elkins College and MS degree in Management from the University of Arkansas.

One of the critical issues defined in the planning process was the need to separate the dual CEO roles of Talbot Bank and Shore Bancshares. The purpose for making the separation was to provide Mr. Vermilye more time to work closely with Mr. Beatty to expand and enhance the Shore Bancshares franchise. We are very pleased to have a career banker of Mr. Duncan's stature join the Shore Bancshares family of companies to lead Talbot Bank.

In December, Daniel T. Cannon retired from the Board of Directors and as Executive Vice President of the Company and as President and CEO of our subsidiary Centreville National Bank of Maryland. He began his career with the company in 1978. A search is currently underway for a new President and CEO to replace Mr. Cannon in Centreville.

Expansion efforts to continue on Delmarva Peninsula
In 2007, we intend to continue our focus on expansion. Efforts to improve our organic growth will be at the forefront of our expansion strategy. In this respect, our goal is to improve our market share within our existing footprint by optimizing customer service and efficiency, expanding the scope of our products and continuing to make substantive investments in the existing infrastructure. We are now a family of five successful companies, four of which are over 100 years old. Our growth has produced 27 locations, 17 of which are bank branches and 10 are non-bank offices associated with our fee-based subsidiary businesses. Our geographic footprint in Maryland and Delaware is concentrated on what we believe to be the best strategic, natural submarkets - pockets of opportunity - where the small business and population growth rates, per capita income and household spending levels are above state and national averages.

From time to time, management explores the possibility of strategic transactions with well-run, successful community banks, located within defined areas of the Delmarva Peninsula. In addition to our focus on organic growth, we intend to continue to leverage our current position as the largest publicly traded financial holding company headquartered on Delmarva and explore strategic opportunities as and when they arise.

We believe that our organization has a unique and healthy internal culture.  By becoming the “employer of choice” within the local markets we serve, and then sustaining that position, we hope to become the “bank of choice” within those same markets. Local businesses, professionals and area households recognize the quality of our employees and the attitude they bring to each customer’s banking experience.  A welcoming smile, a warm friendly environment and in-depth knowledge of our basic products and services awaits each customer at every location.

Management strategy has longer-term emphasis
We are managing this organization for longer-term value and, as suggested by the Board's decision to increase the common stock dividend as well as our recent substantial investments in new management talent and depth, we are confident in our ability to execute on our strategic growth plan as we move into 2007 and beyond. We believe that our Delmarva markets are healthy and growing, we are clearly focused on the fundamentals of good community banking, and we believe we are well positioned to take advantage of consolidation-related disruption in our industry.

The Company’s Board of Directors, management team and employees understand the challenges, risks and opportunities that lie ahead for our industry and our Bank. We also believe that Shore Bancshares, Inc. is a most attractive opportunity for investors in the community bank sector as well as the Delmarva and mid-Atlantic marketplace. As always we remain enthused, committed and optimistic about our future.

Sincerely,

W. Moorhead Vermilye	Christopher F. Spurry
President & CEO	Chairman of the Board